Exhibit 4.1

Consent of Independent Auditors

The Board of Directors Total Energy Services Inc.

We consent to the use of our report dated March 10, 2016, included in this Registration Statement on Form F-80, and to the reference to our firm under the heading “Experts” in the Offer to Purchase that forms part of the Registration Statement on Form F-80.

/s/ KPMG LLP

Chartered Professional Accountants

Calgary, Canada

March 1, 2017

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative

(“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.